EXHIBIT 5.1

Thelen Reid & Priest LLP Attorneys At Law 875 Third Avenue New York, NY 10022-6225 Tel. 212.603.2000 Fax 212.603.2001 www.thelenreid.com

October 5, 2006

Javelin Pharmaceuticals, Inc.
125 CambridgePark Drive
Cambridge, MA 02140

Ladies and Gentlemen:

We have acted as counsel to Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of post-effective Amendment No. to the registration statement on Form S-8 (the “PE Registration Statement”) relating to the registration of an additional 2,500,000 shares (the “Shares”) of the Company’s Common Stock, $.001 par value per share (the “Common Stock”).

This opinion is being rendered in connection with the filing by the Company of the PE Registration Statement with the Securities and Exchange Commission.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the PE Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; (iii) the 2005 Omnibus Stock Incentive Plan, as Amended and Restated; (iv) the resolutions adopted by the Board of Directors and the stockholders of the Company relating to each of the foregoing and (iv) such other documents, certificates or other records as we have deemed necessary or appropriate.

Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

(1)	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(2)
The Shares of Common Stock included in the PE Registration Statement have been duly authorized and when issued in accordance with the respective option agreements will be validly issued, and fully paid and non-assessable.

This opinion is limited to (i) the laws of the State of New York; (ii) the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting such laws; and (iii) the federal laws of the United States of America.

Javelin Pharmaceuticals, Inc.
October 5, 2006

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

Very truly yours,

THELEN REID & PRIEST LLP